EXHIBIT 10.20

Promissory Note Amendment

THIS PROMISSORY NOTE AMENDMENT (the “Amendment”) is made and entered into on January 2, 2026, by and between GenFlat Holdings, Inc., a Delaware corporation, (the "Borrower"); and Infinity Five, LLC, a Utah limited liability company (the "Noteholder").

1.	This Amendment amends that June 13, 2025 $100,000 Promissory Note made by the Borrower to the Noteholder (the “Note”).

2.	Capitalized terms herein have the same meaning as used in the Note, unless otherwise noted.

3.	Effective January 2, 2026, the Due Date is July 21, 2026

4.	All other provisions of the Note remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Amendment.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

GENFLAT HOLDINGS, INC.

By: /s/ Garrett Hall

Garrett Hall,

President

INFINITY FIVE, LLC

By: /s/ Stephen Wade

Stephen Wade,

Manager